                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540

                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated May 24, 2001)


                                  $517,500,000

                             THE TJX COMPANIES, INC.

                      Liquid Yield Option(TM)Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
               Common Stock Issuable Upon Conversion of the LYONs

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     This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

     The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.

                       ADDITIONAL SELLING SECURITYHOLDERS

     The table below lists additional selling securityholders for the table on pages 29-32 of the Prospectus.

                                            Principal
                                             Amount at
                                            Maturity of                   Number of
                                               LYONs                      Shares of
                                            Beneficially    Percentage   Common Stock   Percentage of
                                             Owned That      of LYONs      That May     Common Stock
         Name and Address                   May Be Sold     Outstanding   Be Sold (1)   Outstanding (2)
         ----------------                   ------------    -----------  ------------   ---------------

Clinton Riverside Convertible Portfolio     $ 8,000,000        1.55%      130,668            *
Limited
c/o Clinton Group, Inc.
Financial Square
32 Old Slip - 5th Floor
New York, NY  10005


Forest Alternative Strategies Fund II,      $   575,000           *         9,391            *
L.P.
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870

Forest Fulcrum Fund, L.P.                   $ 5,558,000        1.07%       90,781            *
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870

Forest Global Convertible Fund AS           $29,702,000        5.74%      485,137            *
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870

LLT Limited                                 $ 1,650,000           *        26,950            *
#48 Par-la-Ville Rd.
Suite No. 779
Hamilton, HM 11
Bermuda

Lyxor Master Fund                           $14,000,000        2.71%      228,669            *
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870

Morgan Stanley & Co.                        $25,000,000        4.83%      408,337            *
1585 Broadway
New York, NY  10036

Sylvan IMA, Ltd.                            $ 3,630,000           *        59,290            *
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870

Zurich Master Hedge Fund                    $ 2,085,000           *        34,055            *
c/o Forest Investment Mgmt., L.L.C
53 Forest Avenue
Old Greenwich, CT  06870



                             SELLING SECURITYHOLDERS

     The table below sets forth updated or corrected information regarding the selling securityholders listed on the table on pages 29-32 of the Prospectus.

                                            Principal
                                             Amount at
                                            Maturity of                   Number of
                                               LYONs                      Shares of
                                            Beneficially    Percentage   Common Stock   Percentage of
                                             Owned That      of LYONs      That May     Common Stock
         Name and Address                   May Be Sold     Outstanding   Be Sold (1)   Outstanding (2)
         ----------------                   ------------    -----------  ------------   ---------------


Any other holder of LYONs or future         $179,247,000       34.64%      2,927,730        1.05%
transferee, pledgee, donee or successor
of any holder (3) (4)


---------------

*    Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is June 19, 2001.

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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.